Exhibit 99.1

LDC Funding LLC

Consolidated Balance Sheets as of

December 31, 2019 and 2018, the Related

Consolidated Statements of Income,

Comprehensive Income, Member’s Equity, and

Cash Flows for Each of the Three years in the

Period Ended December 31, 2019, and the Related

Notes to the Consolidated Financial Statements,

and Independent Auditors’ Report

LDC FUNDING LLC

TABLE OF CONTENTS

Page
INDEPENDENT AUDITORS’ REPORT	1–2

CONSOLIDATED FINANCIAL STATEMENTS:

Balance Sheets	3–4

Statements of Income	5

Statements of Comprehensive Income	6

Statements of Member’s Equity	7

Statements of Cash Flows	8

Notes to Consolidated Financial Statements	9–32

INDEPENDENT AUDITORS’ REPORT	Deloitte & Touche LLP One PPG Place Suite 2600 Pittsburgh, PA 15222-5433 USA Tel: +1 412 338 7200 Fax: +1 412 338 7380 www.deloitte.com

To the Board of Directors and Member of LDC Funding LLC

Pittsburgh, Pennsylvania

We have audited the accompanying consolidated financial statements of LDC Funding LLC and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, member’s equity, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LDC Funding LLC and its subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2019, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 14 to the financial statements, LDC Funding LLC was acquired by Essential Utilities, Inc. on March 16, 2020. Our opinion is not modified in respect of this matter.

/s/ Deloitte & Touche LLP

April 1, 2020

LDC FUNDING LLC

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2019 AND 2018 (In thousands)

	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,785	$13,738
Accounts receivable—net	164,244	173,579
Inventories:
Materials and supplies	4,320	4,629
Gas stored	40,887	44,310
Prepayments	12,661	13,927
Regulatory assets	4,120	23,825
Other	4,163	5,443

Total current assets	235,180	279,451

INVESTMENTS	5,406	5,018

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	3,582,247	3,314,883
Accumulated depreciation and amortization	(1,213,628)	(1,139,672)

Total property, plant, and equipment—net	2,368,619	2,175,211

DEFERRED CHARGES AND OTHER ASSETS:
Goodwill	431,839	431,839
Intangible assets—net	88,894	87,368
Regulatory assets	213,556	190,020
Other	11,642	10,111

Total deferred charges and other assets	745,931	719,338

TOTAL	$3,355,136	$3,179,018

(Continued)

LDC FUNDING LLC

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2019 AND 2018 (In thousands)

	2019	2018
LIABILITIES AND MEMBER’S EQUITY
CURRENT LIABILITIES:
Accounts payable	$91,458	$119,959
Current portion of long-term debt	7,436	7,436
Accrued interest, payroll and taxes	48,034	43,334
Regulatory liabilities	31,207	3,844
Other	26,427	24,408

Total current liabilities	204,562	198,981

LONG-TERM DEBT	1,659,409	1,539,890

DEFERRED CREDITS AND OTHER LIABILITIES:
Deferred income taxes	233,459	190,099
Asset retirement obligations	48,432	47,124
Pension and other postretirement benefit liabilities	23,548	33,104
Regulatory liabilities	138,167	150,253
Other	19,016	20,136

Total deferred credits and other liabilities	462,622	440,716

Total liabilities	2,326,593	2,179,587

MEMBER’S EQUITY:
Member’s equity	1,023,095	992,431
Accumulated other comprehensive income	5,448	7,000

Total member’s equity	1,028,543	999,431

TOTAL	$3,355,136	$3,179,018

See notes to consolidated financial statements.	(Concluded)

LDC FUNDING LLC

CONSOLIDATED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31, 2019, 2018, AND 2017 (In thousands)

	2019	2018	2017
OPERATING REVENUE	$908,654	$913,973	$805,087

OPERATING EXPENSES:
Purchased gas	367,388	392,700	316,543
Other operations and maintenance	214,487	220,330	200,810
Depreciation and amortization	95,401	88,435	77,711
Other taxes	16,898	16,330	12,763

Total operating expenses	694,174	717,795	607,827

INCOME FROM OPERATIONS	214,480	196,178	197,260

OTHER EXPENSE—Net	7,600	9,915	5,939

INTEREST CHARGES	67,124	60,017	48,961
AFFILIATED INTEREST CHARGES	—	35,620	29,250

Total interest charges	67,124	95,637	78,211

INCOME BEFORE INCOME TAXES	139,756	90,626	113,110
PROVISION FOR INCOME TAXES	29,092	22,953	54,211

NET INCOME	$110,664	$67,673	$58,899

See notes to consolidated financial statements.

LDC FUNDING LLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME FOR THE YEARS ENDED DECEMBER 31, 2019, 2018, AND 2017 (In thousands)

	2019	2018	2017
NET INCOME	$110,664	$67,673	$58,899
COMPREHENSIVE GAIN (LOSS)—Changes in net unrecognized pension and other postretirement benefit costs—net of taxes of ($8), ($150), and ($14) in 2019, 2018, and 2017, respectively	23	362	(241)
COMPREHENSIVE (LOSS) GAIN—Change in fair value of cash flow hedges—net of taxes of ($499), ($982), and ($63) in 2019, 2018, and 2017, respectively	(1,575)	2,416	2,355

COMPREHENSIVE INCOME	$109,112	$70,451	$61,013

See notes to consolidated financial statements.

LDC FUNDING LLC

CONSOLIDATED STATEMENTS OF MEMBER’S EQUITY FOR THE YEARS ENDED DECEMBER 31, 2019, 2018, AND 2017 (In thousands)

		Accumulated
		Other
	Member’s	Comprehensive
	Equity	Income (Loss)	Total
BALANCE—January 1, 2017	$470,517	$2,108	$472,625
Capital contribution from member	22,475	—	22,475
Net income	58,899	—	58,899
Comprehensive gain (loss):
Changes in unrecognized pension and other postretirement benefit costs—net of taxes of $(14)	—	(241)	(241)
Change in fair value of cash flow hedges—net of taxes of $(63)	—	2,355	2,355
Dividends paid to member	(12,215)	—	(12,215)

BALANCE—December 31, 2017	539,676	4,222	543,898

Capital contribution from member	394,807	—	394,807
Net income	67,673	—	67,673
Comprehensive gain (loss):
Changes in unrecognized pension and other postretirement benefit costs—net of taxes of $(150)	—	362	362
Change in fair value of cash flow hedges—net of taxes of $(982)	—	2,416	2,416
Dividends paid to member	(9,725)	—	(9,725)

BALANCE—December 31, 2018	992,431	7,000	999,431

Net income	110,664	—	110,664
Comprehensive gain (loss):
Changes in unrecognized pension and other postretirement benefit costs—net of taxes of $(8)	—	23	23
Change in fair value of cash flow hedges—net of taxes of $(499)	—	(1,575)	(1,575)
Dividends paid to member	(80,000)	—	(80,000)

BALANCE—December 31, 2019	$1,023,095	$5,448	$1,028,543

See notes to consolidated financial statements.

LDC FUNDING LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2019, 2018, AND 2017 (In thousands)

	2019	2018	2017
OPERATING ACTIVITIES:	$110,664	$67,673	$58,899
Net income
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	95,401	88,435	77,711
Amortization of debt issuance costs	2,160	2,179	2,074
Deferred provision for income taxes	25,010	21,593	51,416
Provision for doubtful accounts	16,086	13,975	11,557
Changes in:
Accounts receivable—net	(6,751)	2,431	(59,782)
Inventories	3,877	(6,659)	(4,200)
Regulatory asset/liability—net	21,479	(4,030)	1,974
Prepayments	1,266	(4,799)	(1,401)
Accounts payable—net	(28,165)	15,043	(21,377)
Accrued interest, payroll and taxes	8,989	2,159	(8,808)
Other	(19,966)	(899)	(453)

Net cash provided by operating activities	230,050	197,101	107,610

INVESTING ACTIVITIES:
Plant construction and other property additions—net	(276,567)	(248,650)	(205,880)
Acquisition of Delta Natural Gas Company, Inc.—net of cash acquired	—	—	(210,079)

Net cash used in investing activities	(276,567)	(248,650)	(415,959)

FINANCING ACTIVITIES:
Repayments under term debt agreement	(7,436)	(7,899)	(387,214)
Borrowings under revolving credit agreement	475,000	291,000	460,000
Repayments under revolving credit agreement	(350,000)	(236,000)	(417,000)
Payment of capital lease obligation	—	—	(18,951)
Issuance of long-term debt	—	—	597,615
Issuance of affiliated senior notes	—	—	90,000
Payment of debt issuance costs	—	—	(7,197)
Capital contributions from member	—	400	22,475
Dividends paid to member	(80,000)	(9,725)	(12,215)

Net cash provided by financing activities	37,564	37,776	327,513

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(8,953)	(13,773)	19,164
CASH AND CASH EQUIVALENTS—Beginning of year	13,738	27,511	8,347

CASH AND CASH EQUIVALENTS—End of year	$4,785	$13,738	$27,511

See notes to consolidated financial statements.

LDC FUNDING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017

(Dollar amounts are shown in thousands)

1.	NATURE OF OPERATIONS

LDC Funding LLC (the “Company,” “we,” “our,” or “us”) is a Delaware limited liability company. It is a wholly-owned, direct subsidiary of LDC Parent LLC (“LDC Parent”), which is indirectly owned by SteelRiver Infrastructure Fund North America LP (“SRIFNA”) and an affiliated fund.

LDC Holdings LLC (“LDC Holdings”) is a wholly-owned, direct subsidiary of the Company. PNG Companies LLC (“PNG”) is a wholly-owned, direct subsidiary of LDC Holdings.

Through its wholly-owned subsidiaries, the Company is primarily a natural gas distribution utility operating in Pennsylvania, West Virginia, and Kentucky. Wholly-owned subsidiaries of PNG include five natural gas distribution companies: Peoples Natural Gas Company LLC (“Peoples”), Peoples Gas Company LLC (“PGC”), Peoples Gas WV LLC (“Peoples Gas WV”), Peoples Gas KY LLC (“Peoples Gas KY”) and Delta Natural Gas Company (“Delta”). PNG also has the following wholly-owned subsidiaries: Peoples Homeworks LLC, PNG Gathering LLC, Delta Resources, LLC (“Delta Resources”), Delgasco, LLC (“Delgasco”) and Enpro, LLC (“Enpro”).

Peoples and PGC are subject to the regulation of the Pennsylvania Public Utility Commission (“PA PUC”), Delta and Peoples Gas KY are subject to the regulation of the Kentucky Public Service Commission, and Peoples Gas WV is subject to the regulation of the West Virginia Public Service Commission.

On October 22, 2018, LDC Parent entered into a Purchase Agreement with Essential Utilities, Inc., formerly Aqua America, Inc. (“Essential”), under which Essential agreed to acquire all of the issued and outstanding limited liability company membership interests of the Company. Refer to Note 14, Merger with Essential, for further details.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions have been eliminated in consolidation.

Use of Estimates—The Company makes certain estimates and assumptions in preparing the financial statements that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the periods presented. Actual results may differ from those estimates.

Regulation—The Company’s regulated businesses are subject to state cost-of-service rate regulation. Regulatory practices that assign costs to accounting periods may differ from accounting methods generally applied by nonregulated companies. When it is probable that regulators will permit the recovery of current costs through future rates charged to customers, the Company defers these costs as regulatory assets, that otherwise would be expensed by nonregulated companies. Likewise, the Company recognizes regulatory liabilities when it is probable that regulators will require customer refunds through future rates or when revenue is collected from customers for expenditures that are not yet incurred. Regulatory assets are amortized into expense and regulatory liabilities are amortized into income over the period authorized by the regulator.

The Company evaluates whether or not recovery of regulatory assets through future regulated rates is probable. The expectations of future recovery are generally based on orders issued by regulatory commissions or historical experience, as well as discussions with applicable regulatory authorities. If recovery of a regulatory asset is determined to be less than probable, it will be written off and an expense will be recorded in the period such assessment is made. Refer to Note 8, Regulatory Matters and Regulatory Assets and Liabilities, for further details.

Recognition of Revenue—The primary types of sales and service activities reported as operating revenue include natural gas distribution services, gas transportation and storage, and other revenues. Regulated gas sales consist primarily of state-regulated retail natural gas sales and related distribution services. Gas transportation and storage consists primarily of regulated sales of gathering, transmission, distribution, and storage services. Also included are regulated gas distribution charges to retail distribution service customers opting for alternate suppliers. Other revenue consists primarily of miscellaneous service revenue from gas distribution operations, gas processing and handling revenue, sales of natural gas at market-based rates and contracted fixed prices, sales of gas purchased from third parties, and other gas marketing activities.

The Company records regulated deliveries of natural gas in accordance with the tariff established by the regulator. The Company reads meters and bills customers on a monthly cycle. The billing cycles for customers do not necessarily coincide with the accounting periods used for financial reporting purposes. Revenues primarily include amounts billed to customers on a cycle basis, and unbilled amounts based on estimated usage, applicable customer rates, and weather factors. At the end of each month, natural gas service which has been rendered from the date the customer’s meter was last read to the month-end is included within the unbilled amounts. Refer to Note 6, Accounts Receivable, for further details.

Income Taxes—The Company is taxed as a C corporation for federal and state income tax purposes. The Company’s taxable income or loss, in addition to the taxable income or loss of the single-member limited liability subsidiary companies treated as disregarded entities for United States federal and Pennsylvania state income tax purposes, is included in the federal and state tax returns filed by the Company.

Deferred income tax assets and liabilities are provided, representing future effects on income taxes for temporary differences between the basis of assets and liabilities for financial reporting and tax purposes. Where permitted by regulatory authorities, the treatment of temporary differences may differ; whereby a regulatory asset is recognized if it is probable that future revenues will be provided for the payment of deferred tax liabilities. For such temporary differences, tax expense/benefit is recognized only to the extent current tax expense is impacted and deferred tax expense is recorded as a regulatory asset to be recovered in future rates.

Income tax benefits from uncertain tax positions are recognized only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The Company recognizes interest accrued and penalties related to unrecognized tax benefits as part of income tax expense. Additionally, the Company establishes a valuation allowance when it is more likely than not that all, or a portion, of a deferred tax asset will not be realized.

Judgment and the use of estimates are required in developing the provision for income taxes and reporting of tax-related assets and liabilities. The interpretation of tax laws involves uncertainty, since tax authorities may interpret the laws differently. Ultimate resolution of income tax matters may result in favorable or unfavorable impacts to net income and cash flows, and adjustments to tax-related assets and liabilities could be material. Refer to Note 4, Income Taxes, for further details.

Cash and Cash Equivalents—The Company considers cash and cash equivalents to include cash on hand, cash in banks, and investments with original maturities of three months or less. Current banking arrangements generally do not require checks to be funded until actually presented for payment. Accounts payable included $505 and $2,970 of checks outstanding but not yet presented for payment as of December 31, 2019 and 2018, respectively.

Allowance for Doubtful Accounts—Accounts receivable are presented on the Consolidated Balance Sheets net of estimated uncollectible amounts. The balance within the allowance for doubtful accounts represents estimated uncollectible amounts pertaining to active customer accounts in an amount approximating anticipated losses. Individual accounts are written off against the allowance when the individual account balances are determined to be uncollectible. Refer to Note 6, Accounts Receivable, for further details.

Inventories—Materials and supplies inventories are valued using the weighted-average cost (“WACOG”) method. The Company has stored gas inventories under the WACOG method, which is valued at $33,165 and $38,329 at December 31, 2019 and 2018, respectively. The Company also has stored gas inventory used in local gas distribution operations that is valued using the last-in, first-out (“LIFO”) method. Under the LIFO method, those inventories were valued at $7,722 and $5,981 at December 31, 2019 and 2018, respectively. Based on the average price of gas purchased during 2019 and 2018, the cost of replacing the current portion of stored gas inventory exceeded the amount stated on a LIFO basis by approximately $11,115 and $14,312, respectively. The use of two valuation methods for stored gas inventories is necessitated by regulatory accounting. Effective January 1, 2020, Peoples received approval to change its method for valuing inventory using the LIFO method to the weighted-average cost method. Refer to Note 8, Regulatory Matters and Regulatory Assets and Liabilities, for further details.

Fair Value Measurement—The Company reports certain assets and liabilities at fair value, which is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price).

GAAP establishes a fair value hierarchy that prioritizes the inputs used to measure fair value based on observable and unobservable data. The hierarchy categorizes the inputs into three levels, with the highest priority given to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority given to unobservable inputs (Level 3). The levels of the hierarchy are described below:

Level 1—Unadjusted quoted prices in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date.

Level 2—Inputs other than Level 1 that are either directly or indirectly observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in non-active markets, and inputs that are derived from observable market data by correlation or other means.

Level 3—Unobservable inputs for the asset or liability, including situations where there is little, if any, market activity for the asset or liability.

While the Company believes its valuation methods used to assess the classification of financial instruments within the hierarchy are appropriate, the use of different methodologies or assumptions could result in a change in a financial instrument’s fair value tier from year to year. Refer to Note 3, Fair Value Measurements, for further details.

The carrying values of cash, accounts receivable, accounts payable, accrued expenses, and other accrued liabilities approximate their fair values because of their short-term nature.

Derivative Instruments

Derivative Instruments Not Designated as Hedging Instruments—Certain of the Company’s natural gas purchase and sale contracts qualify as derivatives. The Company utilizes requirements contracts, spot purchase contracts and underground storage to meet regulated customers’ natural gas requirements. The costs associated with these contracts are recoverable as purchased gas costs. All such purchase and sale contracts have been designated as normal purchases and sales and, as such, are accounted for under the accrual basis and are not recorded at fair value in the accompanying financial statements.

Derivative Instruments Designated as Cash Flow Hedging Instruments—Refer to Note 3, Fair Value Measurements, for further details.

Property, Plant and Equipment—Property, plant, and equipment, including additions and replacements, are recorded at original cost, including labor, materials, asset retirement costs, and other direct and indirect costs, including capitalized interest. The cost of repairs and maintenance, including minor additions and replacements, is charged to expense as incurred. Depreciation of property, plant, and equipment is computed on the straight-line method, based on projected service lives. At retirement, the depreciable cost of property, plant, and equipment, less salvage value, is charged to accumulated depreciation. Refer to Note 7, Property, Plant and Equipment and Intangible Assets, for further details.

Cost of removal collections from utility customers and expenditures not representing asset retirement obligations are recorded as regulatory liabilities or regulatory assets. Refer to Note 8, Regulatory Matters and Regulatory Assets and Liabilities, for further details.

Intangible Assets—Intangible assets predominately include internal-use software and related costs associated with the Company’s computerized information systems. In addition to the initial installation of the Company’s computerized information systems, new applications continue to be added and capitalized, accordingly. Such assets are being amortized over their estimated useful lives of 10 years for major systems and 5 years for other software applications. Refer to Note 7, Property, Plant and Equipment and Intangible Assets, for further details.

Amortization expense for intangible assets acquired in a business combination for each of the next five years is as follows:

2020	2021	2022	2023	2024
$ 847	$744	$666	$600	$538

Asset Retirement Obligations—The Company recognizes asset retirement obligations at fair value, as incurred, or when sufficient information becomes available to determine a reasonable estimate of the fair value of the retirement activities to be performed. These amounts are capitalized as costs of the related tangible long-lived assets. Since relevant market information is not available, the Company estimates fair value using discounted cash flow analyses. As the Company is able to recover the cost to retire assets through rates, the Company reports the accretion of the asset retirement obligations due to the passage of time and the depreciation of the asset retirement costs as a regulatory asset. Refer to Note 10, Asset Retirement Obligations, for further details.

Impairment of Long-Lived and Intangible Assets—The Company performs an evaluation for impairment whenever events or changes in circumstances indicate that the carrying amount of long-lived assets or intangible assets with finite lives may not be recoverable. Assets are written down to fair value if the sums of their expected future undiscounted cash flows are less than their carrying amounts.

The Company tests goodwill for impairment at least annually at the reporting unit level. A reporting unit is an operating segment, or a business one level below the operating segment (a component) if discrete financial information is prepared and regularly reviewed by segment management. PNG represents an operating segment and a reporting unit. The Company evaluated goodwill for impairment by performing a qualitative assessment at PNG for the current year. There were no impairments recorded in 2019, 2018 or 2017 or historical impairment losses in prior periods. The carrying amount of goodwill was $431,839 for the years ended December 31, 2019 and 2018.

Debt Issuance Costs—Debt issuance costs are being amortized using the straight-line method into interest expense over the term of the debt and are netted against the Company’s long-term debt within the Consolidated Balance Sheets. Refer to Note 9, Long Term Debt, for further information.

Supplemental Disclosures of Cash Flow Information—

	2019	2018	2017
Cash paid (received) during the year for:
Income taxes (refunded) paid	$390	$(710)	$2,092
Interest	66,920	94,479	77,615
Significant noncash transactions:
Accrued capital expenditures	17,595	24,622	11,524

Recently Adopted Accounting Pronouncements—In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”), which outlines a single comprehensive model that an entity will apply to determine the measurement of revenue and timing of revenue recognition. The core principle of the guidance is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration an entity expects to be entitled to in exchange for those goods or services. Refer to Note 5, Revenue Recognition, for further information.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815)—Targeted Improvements to Accounting for Hedging Activities, which amends accounting guidance to better align an entity’s risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. The new guidance is effective for annual reporting periods beginning after December 15, 2018. The adoption of this guidance did not have an impact on the Company’s consolidated financial statements.

In February 2018, the FASB issued ASU No. 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. This ASU gives entities the option to reclassify to retained earnings the tax effects resulting from the Tax Cuts and Jobs Act (“TCJA”) related to items in accumulated other comprehensive income (“AOCI”) that the FASB refers to as having been stranded in AOCI. The Company adopted ASU 2018-02 effective January 1, 2019, and elected not to reclassify the income tax effects from AOCI to retained earnings.

Recently Issued Accounting Pronouncements—In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use asset and lease liability for all leases, including operating leases, with a term in excess of twelve months. For income statement purposes, leases will be classified as either operating or finance. Operating leases will result in straight-line expense while finance leases will result in a front-loaded expense pattern. ASU Nos. 2018-01, 2018-10, and 2018-11, issued in January and July of 2018, amended several aspects of the new lease guidance. The amendments provide a practical expedient for entities to not evaluate existing or expired land easements that were not previously accounted for as leases under the current guidance, as well as an additional and optional transition method to adopt the standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. As a private entity, the new guidance is effective for annual reporting periods beginning after December 15, 2020; however, due to the merger with Essential, the Company adopted the new guidance as of March 16, 2020. Right-of-use assets and a corresponding lease liability recorded upon adoption are estimated to be between $55,000 to $65,000.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326), which will require credit losses on most financial assets measured at amortized cost and certain other instruments to be measured using an expected credit loss model. Under this model, entities will estimate credit losses over the entire contractual term of the instrument from the date of initial recognition of that instrument. In contrast, current GAAP is based on an incurred loss model that delays recognition of credit losses until it is probable the loss has been incurred. The new guidance also introduces a new impairment recognition model for available-for-sale securities that will require credit losses for available-for-sale debt securities to be recorded through an allowance account. As a private entity, the new guidance is effective for annual reporting periods beginning after December 15, 2022; however, due to the merger with Essential, the Company adopted the new guidance as of March 16, 2020. Upon adoption, the new guidance did not have a material impact on the consolidated financial statements.

In August 2018, the FASB issued ASU 2018-14, Compensation—Retirement Benefits—Defined Benefit Plans—General (Topic 715-20): Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans. The modifications in this update remove disclosures that are no longer considered cost beneficial, clarify the specific requirements of disclosures, and add disclosure requirements identified as relevant. The updated accounting guidance is effective for fiscal years ending after December 15, 2020. The Company is evaluating the requirements of the updated guidance to determine the impact of adoption.

3.	FAIR VALUE MEASUREMENTS

As of December 31, 2019 and 2018, the Company designated interest rate swaps as cash flow hedges with outstanding notional amounts of $0 and $226,550, respectively.

On December 19, 2018, LDC Holdings, amended its existing interest rate swap agreements. Previous to the amendment, the interest rate swap agreements received cash flow hedge accounting treatment. Effective December 19, 2018, the interest rate swap agreements discontinued cash flow hedge treatment, while contemporaneously establishing new cash flow hedge treatment on the amended agreements through September 30, 2019. The amount in AOCI, prior to the amendment is being reclassified into earnings through June 2022. For the years ended December 31, 2019 and 2018 gains or losses on hedging instruments determined to be ineffective were not material. The amount expected to be reclassified to earnings from AOCI during the next 12 months is $2,426. There have been no changes in the valuation techniques used to measure fair value or asset or liability transfers between the levels of the fair value hierarchy for the years ended December 31, 2019 and 2018.

As of December 31, 2019, the carrying value and fair value of the Company’s instruments were as follows:

	Carrying	Fair Value	Fair Value	Fair Value
	Value	Level 1	Level 2	Level 3
Liabilities:
Long-term debt:
Notes payable:
Fixed	$920,090	$—	$960,351	$—
Variable	753,250	—	753,250	—

Total liabilities	$1,673,340	$—	$1,713,601	$—

As of December 31, 2018, the carrying value and fair value of the Company’s instruments as follows:

	Carrying	Fair Value	Fair Value	Fair Value
	Value	Level 1	Level 2	Level 3
Assets:
Derivatives—interest rate swaps	$1,247	$—	$1,247	$—

Total assets	$1,247	$—	$1,247	$—

Liabilities:
Long-term debt:
Notes payable:
Fixed	$1,106,227	$—	$1,088,802	$—
Variable	449,550	—	449,550	—

Total liabilities	$1,555,777	$—	$1,538,352	$—

4.	INCOME TAXES

The Company’s income tax expense for the years ended December 31, 2019, 2018 and 2017 consisted of the following:

	2019	2018	2017
Current:
Federal	$(529)	$121	$606
State	4,611	1,239	2,189

Total current	4,082	1,360	2,795

Deferred:
Federal	31,917	21,685	49,283
State	(3,534)	131	2,133

Total deferred	28,383	21,816	51,416

Amortization of deferred investment tax credits—net	(3,373)	(223)	—

Total income tax expense	$29,092	$22,953	$54,211

The statutory U.S. federal income tax rate reconciles to the effective income tax rate for the years ended December 31, 2019, 2018 and 2017 as follows:

	2019	2018	2017
US statutory rate	21.0%	21.0%	35.0%
Increases (reductions) resulting from:
Utility plan differences	(4.9)	(5.3)	(1.8)
Tax law change	—	—	10.7
State tax items	7.8	7.2	3.9
Employee benefits	—	—	0.2
Amortization—excess deferred income taxes	(2.4)	—	—
Other	(0.7)	2.4	0.3

Overall effective tax rate	20.8%	25.3%	48.3%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Net deferred income taxes at December 31, 2019 and 2018 consisted of the following:

	2019	2018	2017
Income taxes collected through rates	$21,524	$18,464	$20,111
Net operating loss	19,593	35,635	39,981
Bad dets	8,443	8,407	7,697
Benefits	7,741	12,048	15,668
Unrecovered purchased gas costs	(5,973)	(14,826)	(12,251)
Other	(20,054)	(14,492)	(10,364)
Depreciation method and plant-basis differences	(262,753)	(235,335)	(215,169)
Valuation allowance	(1,980)	—	—

Total net deferred income tax assets/(liabilities)	$(233,459)	$(190,099)	$(154,327)

At December 31, 2019, the Company had federal loss carryforwards of $51,073 and state loss carryforwards of $109,565 that begin to expire if unutilized in 2030. There were no uncertain tax positions as of December 31, 2018.

Uncertain Tax Positions

Income tax benefits from uncertain tax positions are recognized only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The liability for unrecognized tax benefits expected to be recognized within the next twelve months partially offsets prepaid income taxes which is presented in “Prepayments” on the condensed consolidated balance sheet. Interest and penalties on tax uncertainties are classified in “Provision for income taxes” in the condensed consolidated statement of income.

During 2019, an examination of the Pennsylvania corporate tax return yielded an assessment of $519 related to the deductibility of charitable contributions. An appeal has been filed with the Pennsylvania Board of Tax Appeals. An uncertain tax position of $613 was recorded, net of federal benefit, for all years open to examination including the year assessed. The Company recognized $76 of expense in 2019 for interest and penalties related to this examination. The unrecognized tax position, if recognized, would impact the effective tax rate. The Company believes the resolution of this matter will not materially impact the Company’s financial position, results of operations or cash flows.

Valuation Allowance

Charitable contributions are carried forward for five years and expire if unused. As a result of the examination, it is no longer more likely than not the benefit from the deferred tax asset will be realized. During 2019, $758 of deferred tax assets were written off as charitable contributions carryforwards that have expired and a valuation allowance of $1,980 was recognized to reserve against the deferred tax asset related to charitable contribution carryforwards which have not expired.

The recognition of both the valuation allowance and the uncertain tax position are discrete items which increased deferred income tax expense and impacted the effective tax rate for 2019

US Federal Tax Reform—On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the TCJA. The TCJA made broad and complex changes to the U.S. tax code, including, but not limited to:

•	reducing the U.S. federal corporate tax rate from 35 percent to 21 percent;

•	eliminating the corporate alternative minimum tax (“AMT”) and changing how existing AMT credits can be realized;

•	providing for full expensing of property acquired after September 27, 2017;

•	creating a new limitation on deductible interest expense; and changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017.

In accordance with the accounting rules for income taxes, the tax effects of changes in tax laws were recognized in 2017, the period in which the law was enacted, and deferred tax assets and liabilities were re-measured at the enacted tax rate expected to apply when temporary differences are to be realized or settled.

Consistent with state regulatory treatment and the accounting rules for regulated operations, the net decrease in certain deferred income taxes represents excess deferred taxes to be amortized in future periods. As such, a regulatory liability for the excess deferred taxes was recognized, inclusive of a gross-up on the excess deferred income taxes. The majority of the excess deferred income taxes relates to accelerated tax depreciation benefits which, under rate normalization requirements, are to be amortized over the remaining lives of the related assets. As of December 31, 2019 and 2018, the balance of the regulatory liability related to TCJA was $137,415 and $148,171, respectively.

For all other tax positions, the change in deferred taxes was reflected as a decrease or increase in income tax expense and other comprehensive income. In 2017, the re-measurement resulted in the recognition of $12,065 of tax expense and increased other comprehensive income by $831.

5.	REVENUE RECOGNITION

The Company adopted ASC 606 on January 1, 2019, using the modified retrospective method of adoption. Under this approach, prior year results are not required to be restated. Adoption of this standard did not change the timing or pattern of revenue recognition and a cumulative-effect adjustment was not recorded upon adoption. As a result, comparative disclosures for operating results for calendar year 2018 is not applicable because implementing the new standard did not change the timing or pattern of revenue recognition.

The following table disaggregates the Company’s revenue from contracts with customers by customer class for the period indicated:

Twelve Months
Ended
December 31,
2019
Revenues from contracts with customers:
Residential	$546,550
Commercial	97,280
Industrial	8,031
Gas transportation and storage	192,019
Other	64,522

Revenues from contracts with customers	908,402
Alternative revenue program	252

Operating revenue	$908,654

Revenues from Contracts with Customers—These revenues represent the delivery of natural gas to residential, commercial, and industrial customers at prices based on tariff rates established by regulatory authorities in the states in which the Company operates. Gas transportation and storage consists primarily of regulated sales of gathering, transmission, distribution, and storage services. Also included are regulated gas distribution charges to retail distribution service customers opting for alternate suppliers. Other revenue consists primarily of miscellaneous service revenue from gas distribution operations, gas processing and handling revenue, sales of natural gas at market-based rates and contracted fixed prices, sales of gas purchased from third parties, and other gas marketing activities.

Revenue is recognized and the performance obligation is satisfied over time when natural gas is delivered and simultaneously consumed by the customer. The Company has elected to use the invoice practical expedient and recognize revenue for volumes delivered that the Company has the right to invoice its customers.

Meters are read and the Company bills its customers on a monthly cycle basis. Accordingly, the Company estimates volumes from the last meter read to the balance sheet date and accrues revenue for gas delivered, but not yet billed, of which the Company has the right to invoice its customers. Refer to Note 6, Accounts Receivable, for further details.

Alternative Revenue Program—These revenues represent the weather-normalization adjustment (“WNA”) mechanism in place at Delta. The WNA serves to minimize the effects of weather on the Company’s contribution margin for its residential and small commercial customers. This regulatory mechanism adjusts revenues earned for the variance between actual and normal weather, and can have either positive (warmer than normal) or negative (colder than normal) effects on revenues. Customer bills are adjusted in the December through April billing months, with rates adjusted for the difference between actual revenues and revenues calculated under this mechanism is billed to the customers.

This mechanism is considered to be alternative revenue programs under accounting standards generally accepted in the United States as is deemed to be a contract between the Company and its regulator. Accordingly, revenues under this mechanism are excluded from revenues from contracts with customers.

6.	ACCOUNTS RECEIVABLE

The components of accounts receivable at December 31, 2019 and 2018 were as follows:

	2019	2018
Billed revenue	$98,434	$108,786
Unbilled revenue	74,009	71,354
Other	4,525	6,396

	176,968	186,536
Less allowance for doubtful accounts	12,724	12,957

Net accounts receivable	$164,244	$173,579

The following table summarizes the changes within the Company’s allowance for doubtful accounts for the years ended December 31, 2019, 2018 and 2017:

	2019	2018	2017
Balance at January 1,	$12,957	$13,385	$14,010
Amounts charged to expense	16,086	13,975	11,557
Accounts written off	(18,502)	(17,758)	(15,421)
Recoveries of accounts written off	2,183	3,355	3,239

Balance at December 31	$12,724	$12,957	$13,385

7.	PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLE ASSETS

Major classes of utility property, plant, and equipment and their respective balances at December 31, 2019 and 2018 were as follows:

	2019	2018
Transmission	$356,520	$344,020
Distribution	2,820,522	2,621,314
Storage	55,576	50,555
Gas gathering and processing	126,140	122,929
General and other	206,674	158,250
Plant under construction	16,815	17,815

Total property, plant, and equipment	$3,582,247	$3,314,883

In 2019, 2018 and 2017, depreciation expense was $79,142, $73,380, and $63,796 respectively.

Details of intangible assets at December 31, 2019 and 2018 were as follows:

	2019	2018
Internal-use software	$147,134	$137,072
Other intangibles	13,065	13,065
Less—accumulated amortization	(71,305)	(62,769)

Intangible assets—net	$88,894	$87,368

In 2019, 2018 and 2017, amortization expense was $16,259, $15,055 and $13,915, respectively.

8.	REGULATORY MATTERS AND REGULATORY ASSETS AND LIABILITIES

On January 28, 2019, Peoples filed a rate request with the PAPUC to increase annual base operating revenues by $94,900 annually. The increased revenues would be used to fund ongoing system improvements and operations necessary to maintain safe and reliable natural gas service. On July 9, 2019, all active parties supported the filing of a Joint Petition for Approval of Settlement Stipulation with the PAPUC providing for a $59,500 annual base operating revenue increase. Peoples base rates in this proceeding are designed to increase distribution revenues by $63,400, as a result of approval of elimination of connection fees, pooling fees, and other miscellaneous charges, netting to the $59,500 increase in annual operating revenues. The Settlement Rates became effective on October 29, 2019.

Effective in July 2018, the PAPUC required Peoples to begin refunding to customers the prospective benefit of the TCJA, which reduced the federal income tax rate from 35% to 21%. The Joint Petition for Approval of Settlement Stipulation provides that the base rates in the rate case provide for the lower federal income tax rate and Peoples will refund to customers the impact of tax reform from January 1, 2018 through June 30, 2018, any over or under refund of TCJA and interest on such amounts. The refund of $14,056, was provided to customers as a one-time bill on January 25, 2020.

On April 25, 2019 the PAPUC authorized Peoples to revise its accounting methodology for gas in storage inventory from a LIFO method to price gas injected into and withdrawn from storage to the WACOG method effective January 1, 2020. As a result, Peoples established a WACOG bill credit, of $11,115 to be refunded to customers over the three-month period from January 1, 2020 through March 31, 2020.

The regulatory assets represent costs that are probable to be fully recovered from customers in future rates while regulatory liabilities represent amounts that are expected to be refunded to customers in future rates or amounts recovered from customers in advance of incurring the costs. The Company’s regulatory assets and liabilities are not earning a return.

Details of regulatory assets and liabilities at December 31, 2019 and 2018 were as follows:

	December 31, 2019
	Current	Noncurrent	Total
Regulatory assets:
Unrecovered purchased gas costs	$2,244	$—	$2,244
Income taxes recoverable through future rates	—	96,134	96,134
Asset retirement obligations	—	45,808	45,808
Pension unrecognized funding costs	—	22,634	22,634
Cost of removal	—	34,840	34,840
Other	1,876	14,140	16,016

Total regulatory assets	$4,120	$213,556	$217,676

Regulatory liabilities:
Over-recovered purchased gas costs	$13,518	$—	$13,518
Tax Cuts and Jobs Act	14,056	123,359	137,415
OPEB unrecognized funding costs	—	14,066	14,066
Other	3,633	742	4,375

Total regulatory liabilities	$31,207	$138,167	$169,374

	December 31, 2018
	Current	Noncurrent	Total
Regulatory assets:
Unrecovered purchased gas costs	$22,094	$—	$22,094
Income taxes recoverable through future rates	—	90,498	90,498
Asset retirement obligations	—	43,956	43,956
Pension/OPEB unrecognized funding costs	—	12,112	12,112
Cost of removal	—	30,508	30,508
Other	1,731	12,946	14,677

Total regulatory assets	$23,825	$190,020	$213,845

Regulatory liabilities:
Tax Cuts and Jobs Act	$—	$148,171	$148,171
Other	3,844	2,082	5,926

Total regulatory liabilities	$3,844	$150,253	$154,097

Unrecovered and Over-Recovered Purchased Gas Costs—Reflects the differences between actual purchased gas expenses and the levels of recovery for these expenses in current rates. The unrecovered costs are recovered and the over-recovered costs are refunded in future periods, typically within a year, through quarterly and annual filings with the applicable state regulatory agency.

Income Taxes Recoverable through Future Rates—Represents the deferral and under collection of deferred taxes in the rate making process. In prior years, customer rates were lowered in certain jurisdictions for the benefits of accelerated tax deductions. Amounts are expensed for financial reporting purposes as deferred taxes and are recovered in the rate making process.

Asset Retirement Obligations and Cost of Removal—Rates charged to customers include a provision for the cost of future activities to remove assets that are expected to be incurred at the time of retirement. Costs are recovered over a five-year period after being incurred.

Pension/OPEB Unrecognized Funding Costs—Primarily represents a regulatory asset, net of taxes, for the difference between postretirement expense and changes that would otherwise be recorded to AOCI by certain subsidiaries, and the postretirement expense and AOCI recorded in accordance with GAAP, pursuant to applicable state regulatory agency orders. These costs are expected to be collected through future base rates. Refer to Note 11, Employee Benefit Plans, for further details.

Tax Cuts and Jobs Act—Represents the obligation to refund to customers the impact of the TCJA enacted in 2017 including excess accumulated deferred taxes. Such obligation will be passed back to customers through future base rates. Refer to Note 4, Income Taxes, for further details.

9.	LONG-TERM DEBT

Type	Company	Rates	Issue Dates	Due Dates	2019	2018
Credit Agreement	LDC Holdings	Variable	2017	2022	$224,250	$226,550
Senior Secured Notes	PNG	2.9%–6.42%	2010–2017	2018–2032	920,090	1,106,227
364 day term loan	PNG	Variable	2020	2021	181,000	—
Revolving Credit Agreement	PNG	Variable	2017	2022	348,000	223,000
Debt issuance costs					(6,495)	(8,451)

					1,666,845	1,547,326
Current portion of long-term debt					(7,436)	(7,436)

Total long-term debt					$1,659,409	$1,539,890

On December 16, 2013, the Company issued $150,000 of senior notes to Steel River LDC Ventures, LLC (“Ventures”), an entity owned by SRIFNA and an affiliated fund, and then parent of the Company. On the same day, SRIFNA assigned its interests in $47,000 and $106,000 of the Company’s senior notes to Ventures. During 2016, as an equity contribution to LDC Parent, Ventures assigned its interests in the $150,000, $47,000 and $106,000 notes to LDC Parent.

On December 14, 2017, the Company issued $90,000 of Senior Notes to LDC Parent at 7.5% per annum, due December 14, 2047. On December 30, 2018, LDC Parent contributed to the Company the entire amount of the outstanding Affiliated Senior Notes, which was comprised of $393,000 of principal and its associated interest of $1,407 as an equity contribution to LDC Funding.

During 2017, LDC Holdings amended its existing Credit Agreement (“LDC Holdings Credit Agreement”) by increasing the amount to $230,000 and extending the expiration date to June 8, 2022. Under the terms of the agreement, the interest rate options include either London InterBank Offered Rate (“LIBOR”) or the administrative agent bank’s prime interest rate, plus an applicable margin based upon PNG’s credit rating. The LDC Holdings Credit Agreement requires quarterly amortization payments equal to 0.25% of the amended borrowings.

On February 26, 2010, PNG issued $411,000 of Senior Secured Notes under a Note Purchase Agreement dated February 26, 2010 (“2010 Note Agreement”). Of the $411,000 Senior Secured Notes, $230,000 had been refinanced under a PNG Credit Agreement prior to January 1, 2017. On December 19, 2013, PNG issued $414,000 of Senior Secured Notes in connection with the Equitable (“EGC”) acquisition. During 2017, PNG issued $669,682 of Senior Secured Notes under Supplements to its existing Note Purchase Agreement dated February 26, 2010. A portion of the proceeds was used to pay off $230,000 outstanding related to the PNG Credit Agreement and $150,000 related to the PNG Senior Secured Notes. In addition, $50,500 of this amount was issued in exchange for the surrender of Delta’s existing Notes in conjunction with the Delta acquisition and $69,182 was issued in exchange for the surrender of PGC’s existing Notes.

On February 24, 2020 PNG borrowed $181,000 under a new, 364 day agreement, which is due February 22, 2021. The proceeds were used to repay a February 2020 maturity under the 2010 Note Agreement.

During 2017, PNG amended and extended its existing Revolving Credit Agreement dated August 22, 2013 (“PNG Revolving Credit Agreement”) with a consortium of financial institutions. PNG is permitted to borrow and repay funds and/or issue letters of credit up to a total commitment of $500,000 through June 8, 2022, subject to a $50,000 sublimit for letters of credit. At December 31, 2019 and 2018, outstanding borrowings under the PNG Revolving Credit Agreement were $348,000 and $223,000, respectively. At December 31, 2019 and 2018, total outstanding letters of credit were $4,727. Under the terms of the agreement, interest rate options include either LIBOR or the administrative agent bank’s prime interest rate, plus an applicable margin based upon PNG’s credit rating. Commitment fees on the unused portion of the total commitment are also based upon PNG’s credit rating.

As of December 31, 2019, the aggregated future maturities of long-term debt are as follows:

2020	2021	2022	2023	2024	Thereafter
$7,436	$208,072	$671,423	$182,409	$51,500	$552,500

Covenants and Other Terms—The Senior Secured Notes, Credit Agreement, and Revolving Credit Agreement contain usual and customary negative covenants that require the Company to meet certain minimum leverage and interest coverage ratio covenants, and also contain usual and customary provisions regarding the acceleration of payments. In the event of certain defaults by the Company under these agreements, the lenders will have no further obligation to extend credit, and in some cases, any amounts owed by the Company will automatically become immediately due and payable. As of December 31, 2019 and 2018, the Company was in compliance with the covenants under the Senior Secured Notes, Credit Agreement, and Revolving Credit Agreement.

The Company’s obligations under the Senior Secured Notes, Credit Agreement, and Revolving Credit Agreement are secured by the tangible and intangible assets of the Company and/or its subsidiaries, as specified in each agreement.

At December 31, 2019 and 2018, the unamortized debt issuance costs were $6,495, and $8,451, respectively. Total debt issuance costs amortized or expensed as interest expense during 2019, 2018 and 2017 were $2,160, $2,179 and $2,074, respectively.

Accrued interest related to debt instruments was $6,079 and $6,478 at December 31, 2019 and 2018, respectively, which was included on the Consolidated Balance Sheets within “Accrued interest, payroll, and taxes.”

Surety Bonds—As of December 31, 2019 and 2018, the Company purchased surety bonds of $8,767 and $8,468, respectively, to facilitate commercial transactions with third parties.

10.	ASSET RETIREMENT OBLIGATIONS

The Company’s asset retirement obligations are primarily associated with the interim retirements of natural gas gathering, transmission, distribution, production wells, and storage pipeline components. These obligations result from certain safety and environmental activities that the Company is required to perform when any pipeline is abandoned. The Company also has asset retirement obligations related to the retirement of the gas storage wells in the Company’s underground natural gas storage network. The Company currently does not have sufficient information to estimate a reasonable range of expected retirement dates for any of these wells. Thus, asset retirement obligations for those assets will not be reflected in the consolidated financial statements until sufficient information becomes available to determine a reasonable estimate of the fair value of the activities to be performed. Generally, this will occur when the expected retirement or abandonment dates are determined by the operations engineering department.

The changes to the Company’s asset retirement obligations during 2019 and 2018 were as follows:

	2019	2018
Total asset retirement obligations—January 1	$49,127	$45,241
Liabilities incurred	216	4,080
Obligations settled during the period	(2,347)	(3,124)
Regulatory asset—accretion	3,486	2,930

Total asset retirement obligations—December 31	50,482	49,127
Less: current portion	2,050	2,003

Noncurrent asset retirement obligations—December 31	$48,432	$47,124

11.	EMPLOYEE BENEFIT PLANS

The Company provides certain benefits to eligible active employees, retirees, and qualifying dependents. Under the terms of the benefit plans, the Company reserves the right to change, modify, or terminate the plans, unless restricted by collective bargaining.

Strategic investment policies are established for each of the Company’s prefunded benefit plans based upon periodic asset/liability studies. Factors considered in setting the investment policy include employee demographics, liability growth rates, future discount rates, funded status of the plans, cash disbursement requirements, and the expected long-term rate of return on plan assets. Deviations from the plans’ strategic allocation are a function of short-term actual investment results in the capital markets and/or short-term market movements, which result in the plans’ actual asset allocations varying from the strategic target asset allocations. Through periodic rebalancing, actual allocations are brought back in line with the target.

The Company’s overall objective for investing the pension and other postretirement plan assets is to achieve the best possible long-term rates of return commensurate with prudent levels of risk. To minimize risk funds are broadly diversified among asset classes, investment strategies, and investment advisors.

The Company uses a December 31 measurement date for all employee benefit plans. To determine the expected return on plan assets (a component of net periodic pension cost) the Company uses the market-related value of pension plan assets. The market-related value recognizes changes in fair value on a straight-line basis over a four-year period, which reduces year-to-year volatility. Changes in fair value are measured as the difference between the expected and actual plan asset returns, including dividends, interest, and realized and unrealized investment gains and losses. Since the market-related value recognizes changes in fair value over a four-year period, the future market-related value of pension plan assets will be impacted as previously unrecognized changes in fair value are recognized.

Defined Benefit Plans—The Company sponsors defined benefit retirement plans for current and former employees of Peoples, PGC and Delta. The defined benefit pension plans sponsored by Peoples and PGC are frozen not allowing new entrants to the plan or accrual of additional service. The defined benefit plan sponsored by Delta is frozen to new entrants, but plan participants continue to accrue benefits. Benefits payable under all plans are based on certain factors, including hire date, years of service, age, and compensation. The Company’s contributions to the plans are determined in accordance with the provisions of the Employment Retirement Income Security Act of 1974 (“ERISA”), as well as commitments under base rate cases.

The accumulated benefit obligation for the Company’s defined benefit pension plans was $141,458 and $128,741 at December 31, 2019 and 2018, respectively. The Company evaluates plan funding requirements annually, usually in the fourth quarter after considering updated plan information from the plan’s actuaries. Based on the funded status of the plan and other factors, the Company determines the amount of contributions for the current year, if any.

Postretirement Benefits—The Company also provides limited postretirement health care benefits and life insurance benefits (“Postretirement Benefits”) for employees, the provisions of which are based upon certain factors, such as position and hire date.

Retiree health care and life insurance benefits are provided for the Company’s union and salaried employee groups through separately administered postretirement benefit plans. Annual premiums for both programs are negotiated as part of the Company’s group policies and are dependent upon market trends and overall group experience. Annual employee contributions are based on several factors, such as age, retirement date, and years of service.

The Company, through Peoples and PGC, has established Voluntary Employees’ Beneficiary Association (“VEBA”) trusts for its Postretirement Benefits. Contributions to the VEBA trusts are tax deductible, subject to limitations contained in the Internal Revenue Code, and are made to fund employees’ Postretirement Benefits. In accordance with ratemaking standards recognized by the PA PUC, the Company deposits, into irrevocable trusts, amounts equal to the postretirement benefits expenses determined in accordance with authoritative guidance for postretirement benefit plans. The trusts’ assets will be used for the payment of Postretirement Benefits and trust administration costs. Expense for the Postretirement Benefits is based on contributions to the VEBA, which the difference between the contributions and the periodic expense as calculated under generally accepted accounting principles is deferred as a regulatory asset.

The following tables summarize the changes in the Company’s defined benefit and other postretirement benefit plan obligations and plan assets, fair value measurements, components of net periodic benefit costs, and expected payments of future service.

			Other Postretirement
	Defined Benefits		Benefits
	2019	2018	2019	2018
Periods Ended December 31
Change in benefit obligation:
Benefit obligation—beginning of year	$131,532	$144,508	$44,633	$52,983
Service cost	810	977	1,820	2,243
Interest cost	5,438	5,184	1,819	1,802
Benefits paid	(10,572)	(8,327)	(3,795)	(5,478)
Participant contributions	—	—	920	848
Actuarial (gain) loss during the year	17,561	(10,810)	(5,249)	(7,765)

Benefit obligation—end of year	144,769	131,532	40,148	44,633

Change in plan assets:
Fair value of plan assets—beginning of year	115,308	126,570	30,855	30,141
Actual return on plan assets	21,187	(6,714)	2,469	(404)
Employer contributions	5,306	4,105	4,727	5,748
Expenses paid	—	(326)	—	—
Benefits paid	(10,572)	(8,327)	(3,795)	(5,478)
Participant contributions	—	—	920	848

Fair value of plan assets—end of year	131,229	115,308	35,176	30,855

Funded status—end of year	$(13,540)	$(16,224)	$(4,972)	$(13,778)

Amounts recognized in the consolidated balance sheet as of December 31:
Noncurrent assets	$621	$2,867	$5,782	$—
Current liabilities			(1,367)	(1,464)
Noncurrent liabilities	(14,161)	(19,091)	(9,387)	(12,314)

Net amount recognized	$(13,540)	$(16,224)	$(4,972)	$(13,778)

Significant assumptions used to determine benefit obligations as of December 31:
Discount rate	3.29%	4.42%	3.10%	4.19%

Weighted-average rate of increase for compensation	N/A	N/A	5.30	5.30

			Other Postretirement
	Defined Benefits		Benefits
	2019	2018	2019	2018
Periods Ended December 31
Fair value measurements:
Level 1:
Cash equivalents	$7,556	$3,750	$8,260	$8,608
Equity	76,727	80,196	10,157	5,905
Fixed income	11,590	11,898	7,545	6,590

Subtotal	95,873	95,844	25,962	21,103
Level 2—fixed income	35,356	19,464	9,214	9,752
Level 3	—	—	—	—

Fair value	$131,229	$115,308	$35,176	$30,855

Components of net periodic benefit costs:
Service cost	$810	$977	$1,820	$2,243
Interest cost	5,438	5,184	1,819	1,802
Expected return on plan assets	(5,932)	(5,977)	(1,225)	(1,100)
Amortization of prior service cost	—	—	830	924
Amortization of net (gain) loss	1,101	723	(307)	(3)

Net periodic benefit cost	$1,417	$907	$2,937	$3,866

Significant assumptions used to determine periodic cost:
Discount rate	3.29%	4.42%	3.10%	4.19%
Expected long-term rate of return on plan assets	5.57	5.76	3.98	4.20
Weighted-average rate of increase for compensation	N/A	N/A
Health care cost trend ultimate rate	—	—	5.30	5.30
Long-term asset allocation policy:			4.50	4.50
Equity	60%	60%	—%	—%
Debt	40%	40%	—%	—%
Change in plan assets and benefit obligations recognized in regulatory assets (other comprehensive income) (Note 8):
Current year net actuarial (gain) loss	$2,305	$2,208	$(6,493)	$(6,261)
Amortization of prior service cost/(credit)	—	—	(830)	(924)
Amortization of actuarial loss	(1,101)	(723)	307	3

Total recognized in regulatory assets (other comprehensive income) (Note 8)	$1,204	$1,485	$(7,016)	$(7,182)

Expected contributions for 2020	$4,177		$5,077

Expected future benefit payments:
2020	$7,708		$3,737
2021	8,222		3,469
2022	8,967		3,259
2023	8,742		3,217
2024	8,221		2,987
2025–2029	41,064		14,851

401(k) Savings Plans—In addition to the aforementioned employee benefit plans, the Company has various 401(k) Savings Plans for union and salaried employees. Under these 401(k) Savings Plans, employees can make voluntary contributions into their individual 401(k) Savings Plan accounts. The Company provides matching and non-elective employer contributions to the 401(k) Savings Plans, as stipulated in the plan documents. During 2019, 2018 and 2017, the Company made contributions to the 401(k) Savings Plans of $10,836, $10,289 and $8,754, respectively.

12.	COMMITMENTS AND CONTINGENCIES

Commitments

Leases—The Company leases various facilities and equipment under operating leases that are noncancelable. Rental expense totaled $5,365, $5,259, and $5,382 in 2019, 2018 and 2017, respectively, the majority of which is reflected in “Other operations and maintenance” on the Consolidated Statements of Income. The future minimum lease payments are as follows:

2020	2021	2022	2023	2024	Thereafter
$7,777	$9,810	$10,109	$10,219	$10,347	$29,382

Investments—In September 2014, the Company committed to invest $3,000 in a regional site development fund. An investment of $2,471 has been made through 2019, with a commitment of $529 remaining.

Long-Term Gas Supply Obligations—The retail gas supply of the Company is provided by sources on the interstate pipeline system and from local western Pennsylvania gas well production. The Company has various interstate pipeline service agreements that provide for firm transportation capacity, firm storage capacity, and other services and include capacity reservation charges based upon the maximum daily and annual contract quantities set forth in the agreements. Some of these agreements have minimum volume obligations and are transacted at applicable tariff and negotiated rates for remaining periods of up to 14 years.

Contingencies—In the ordinary course of business, the Company is routinely involved in various disputes, claims, lawsuits, and other regulatory and legal matters, including both asserted and unasserted legal claims. While the outcome of these proceedings is uncertain and a loss in excess of the amount the Company has accrued is possible, though not reasonably estimable, it is the opinion of management that any amounts exceeding the accruals will not have a material adverse impact on the consolidated financial statements.

Loss Contingencies—The Company accrues loss contingencies when the Company’s assessments indicate it is probable that a liability has been incurred or an asset will not be recovered and an amount can be reasonably estimated. The Company expenses legal fees as incurred and base the legal liability estimates on currently available facts and the Company’s estimates of the ultimate outcome or resolution.

Environmental Matters—The Company is subject to costs resulting from a steadily increasing number of federal, state, and local laws and regulations designed to protect human health and the environment. These laws and regulations affect future planning and existing operations and can result in increased capital, operating, and other costs as a result of compliance, remediation, containment, and monitoring obligations. The Company may sometimes seek recovery of environmental-related expenditures through regulatory proceedings.

13.	RELATED PARTY TRANSACTIONS

On January 1, 2014, the Company entered into a management agreement with SRIFNA, which requires an annual management fee of approximately $5,000, paid in equal quarterly installments. The Company paid $4,979 during 2019, 2018 and 2017.

The Company expensed interest related to the LDC Parent Affiliated Senior Notes of $35,620 and $29,250 during 2018 and 2017, respectively.

14.	MERGER WITH ESSENTIAL

On October 22, 2018, LDC Parent entered into a Purchase Agreement with Essential under which Essential agreed to acquire all of the issued and outstanding limited liability company membership interests of the Company. Final regulatory approval for the merger was received on January 24, 2020, and the merger closed on March 16, 2020. Subject to the terms and conditions set forth in the Purchase Agreement, Essential paid $4,275,000 in cash to LDC Parent, subject to adjustments for working capital, certain capital expenditures, transaction expenses and closing indebtedness. Upon consummation of the merger, Essential assumed the indebtedness of PNG and paid off the LDC Holdings credit agreement. Additionally, Essential triggered the employment agreements for two of PNG’s executives, which resulted in lump sum payments to the executives totaling $9,000.

15.	SUBSEQUENT EVENTS

The Company has evaluated events through April 1, 2020, the date that these consolidated financial statements were available to be issued.

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